MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Lucent, Inc.

We consent to the use of our report dated June 12, 2019 with respect to the financial statements of Lucent, Inc. as of May 31, 2019 and the related statements of operations, shareholders’ deficit and cash flows for the period from May 13, 2019 (inception) through May 31, 2019. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC

Seattle, Washington

June 20, 2019

/S/ Michael Gillespie & Associates, PLLC